Exhibit 99.1

Everspin Reports Preliminary Unaudited Fourth Quarter and Full Year 2020 Financial Results

Second Consecutive Quarter with Positive Cash Flow From Operations

Chandler, AZ, February 25, 2021 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced preliminary unaudited financial results for the fourth fiscal quarter and full year ended December 31, 2020.

Fourth Quarter and Full Year 2020 Highlights

•	2020 revenue increased 12.1% year-over-year to $42.0 million
•	Q4’20 GAAP net loss per share of ($0.08) was a significant improvement over both the prior quarter and year-ago periods
•	Generated $0.6 million cash flow from operations in Q4’20, the second consecutive quarter with positive cash flow from operations
•	Ended 2020 with cash and equivalents of $14.6 million
•	First royalty revenue from GLOBALFOUNDRIES for embedded MRAM on their 22FDX process in Q4

“We are happy to report that in Q4 we continued our progress towards driving sustainable cash flow from operations. We are continuing to drive our critical R&D programs and key business initiatives, and we believe that we are positioned for profitable growth”, stated Darin Billerbeck, Everspin’s Executive Chairman and Interim CEO. “Our emphasis on cash management, product cost, and operational excellence have been fundamental to our continued progress.

“We are also pleased to report that, in Q1’21, we received a $3 million up-front payment for a license related to a U.S. Government Rad-Hard program that we anticipate signing before the end of the quarter. The total value of this STT-MRAM development project, including licenses, royalty, and NRE, is greater than $5 million, which we anticipate recognizing as revenue over the course of the next 36 months. We also anticipate additional manufacturing revenue from this program in 2023 and beyond.”

Preliminary Fourth Quarter 2020 Results

Total revenue for the fourth quarter of 2020 was $10.0 million, compared to $10.1 million in the prior quarter and $9.7 million in the fourth quarter of 2019.

GAAP gross margin for the fourth quarter of 2020 was 52.3%, compared to 23.0% in the prior quarter and 53.6% in the fourth quarter of 2019. Fourth quarter of 2020 gross margin included a $0.2 million non-cash charge related to excess and obsolete inventory reserve.

GAAP operating expenses for the fourth quarter of 2020 were $6.4 million, compared to $6.0 million in the prior quarter and $8.2 million in the fourth quarter of 2019. GAAP operating expenses in the fourth quarter of 2020 included $1.3 million of stock-based compensation, compared to $0.9 million last quarter and $1.1 million in the year-ago quarter. Stock-based compensation for the fourth quarter of 2020 included a $0.3 million reclassification of cash compensation to stock-based compensation from prior quarters in 2020 related to bonus payments in equity awards rather than cash.

In the fourth quarter of 2020, we recorded a $0.3 million non-cash uncertain tax position related to potential foreign tax liabilities accumulated over the past several years.

GAAP net loss for the fourth quarter of 2020 was $1.6 million, or ($0.08) per share, based on 19.0 million weighted-average shares outstanding. This compares to a GAAP net loss of $3.9 million, or ($0.21) per share, in the prior quarter, and a GAAP net loss of $3.1 million, or ($0.17) per share, in the fourth quarter of 2019.

Adjusted EBITDA for the fourth quarter of 2020 was $0.3 million, compared to a negative ($2.4) million last quarter and ($0.6) million in the prior year period.

Cash and cash equivalents as of December 31, 2020 increased to $14.6 million compared to $13.9 million at the end of the third quarter of 2020.

Business Outlook

For the first quarter of 2021, Everspin expects total revenue in a range between $10.0 million and $10.8 million, which at the mid-point represents a 2.9% increase over total revenue of $10.1 million in the year-ago quarter. GAAP net loss per share is expected to range between ($0.12) and ($0.06) per share, which reflects expected stock-based compensation expense of approximately $1.0 million.

Preliminary, Unaudited Financial Results

The financial results presented above reflect our preliminary estimates, are based on the information available as of the date hereof and are subject to further review by Everspin and its external auditors. Our actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that our financial results for this period are finalized. As a result, investors should exercise caution relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. These preliminary financial results are not meant to be a comprehensive statement of our financial results for the fourth quarter and full-year 2020 and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. Full audited financial results for the fourth quarter and full-year 2020 will be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (SEC) in early March.

Use of Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBIDTA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) adjusted for interest expense, taxes, depreciation and amortization, stock-based compensation expense, and restructuring costs if any.

Our management and board of directors use Adjusted EBIDTA to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operating and financing plans. Accordingly, our management believes that this non-GAAP measure provide useful information for investors in understanding and evaluating our operating results in the same manner as our management and our board of directors, as well as facilitating comparisons of our operating performance on a period-to-period basis.

Non-GAAP financial measures, including Adjusted EBIDTA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors today at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 1537906. International callers may join the call by dialing +1-661-378-9932, using the same code. The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call and for 90 days from there. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 1537906. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially" or the negative of these terms or similar expressions. These include, but are not limited to our future plans, strategies, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Quarterly Report on Form 10-Q filed on November 5, 2020 and Everspin’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC, as well as in our other filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Company Contact:

Daniel Berenbaum, CFO

T: 480-347-1099

E: daniel.berenbaum@everspin.com

EVERSPIN TECHNOLOGIES, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$14,599	$14,487
Accounts receivable, net	7,607	5,799
Inventory	5,721	7,863
Prepaid expenses and other current assets	270	539
Total current assets	28,197	28,688
Property and equipment, net	1,946	3,479
Right-of-use assets	2,313	3,132
Other assets	73	73
Total assets	$32,529	$35,372

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,224	$2,873
Accrued liabilities	2,461	2,727
Current portion of long-term debt	4,242	670
Operating lease liabilities	1,508	1,582
Other liabilities	31	42
Total current liabilities	10,466	7,894
Long-term debt, net of current portion	3,748	7,149
Operating lease liabilities, net of current portion	903	1,840
Total liabilities	15,117	16,883
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 19,031,556 and 18,081,753 shares issued and outstanding as of December 31, 2020 and 2019	2	2
Additional paid-in capital	174,584	167,149
Accumulated deficit	(157,174)	(148,662)
Total stockholders’ equity	17,412	18,489
Total liabilities and stockholders’ equity	$32,529	$35,372

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Year Ended December 31,
	2020	2019
Product sales	$39,848	$34,595
Licensing, royalty, and other revenue	2,183	2,908
Total revenue	42,031	37,503
Cost of sales	23,942	19,172
Gross profit	18,089	18,331
Operating expenses:[1]
Research and development	10,896	14,183
General and administrative	10,773	12,414
Sales and marketing	3,983	5,364
Restructuring	—	782
Total operating expenses	25,652	32,743
Loss from operations	(7,563)	(14,412)
Interest expense	(665)	(747)
Other (expense) income, net	(24)	490
Net loss before income taxes	(8,252)	(14,669)
Income tax expense	(260)	—
Net loss and comprehensive loss	$(8,512)	$(14,669)
Net loss per common share, basic and diluted	$(0.45)	$(0.85)
Weighted-average shares used to compute net loss per common share, basic and diluted	18,782,287	17,317,042

[1]Operating expenses include stock-based compensation as follows:
Research and development	$903	$736
General and administrative	2,710	2,460
Sales and marketing	355	358
Total stock-based compensation	$3,968	$3,554

EVERSPIN TECHNOLOGIES, INC.

Reconciliation of Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
Adjusted EBITDA reconciliation:
Net loss	$(1,591)	$(3,895)	$(3,081)
Depreciation and amortization	370	799	397
Stock-based compensation expense	1,335	910	1,157
Interest Expense	164	157	180
Restructuring Expense			782
Adjusted EBITDA	$278	$(2,029)	$(565)

EVERSPIN TECHNOLOGIES, INC.

Condensed Statement of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(8,512)	$(14,669)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,982	1,694
Loss on disposal of property and equipment	30	20
Stock-based compensation	3,968	3,554
Non-cash gain on warrant revaluation	(2)	(3)
Non-cash interest expense	323	290
Changes in operating assets and liabilities:
Accounts receivable	(1,808)	1,723
Inventory	2,142	1,234
Prepaid expenses and other current assets	269	149
Accounts payable	(820)	202
Accrued liabilities	(303)	(2,210)
Lease liabilities	(192)	(100)
Net cash used in operating activities	(2,923)	(8,116)
Cash flows from investing activities
Purchases of property and equipment	(320)	(861)
Net cash used in investing activities	(320)	(861)
Cash flows from financing activities
Payments on debt	—	(4,840)
Payments of debt issuance costs	—	(80)
Payments on finance lease obligation	(9)	(11)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	1,280	282
Proceeds from issuance of common stock in at-the-market offering, net of issuance costs	2,084	4,734
Net cash provided by financing activities	3,355	85
Net increase (decrease) in cash and cash equivalents	112	(8,892)
Cash and cash equivalents at beginning of period	14,487	23,379
Cash and cash equivalents at end of period	$14,599	$14,487
Supplementary cash flow information:
Interest paid	$342	$480
Cash paid for taxes	$—	$48
Operating cash flows paid for operating leases	$1,736	$1,693
Financing cash flows paid for finance leases	$9	$11
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating leases	$—	$23
Increase of right-of-use asset and lease liability due to lease modification	$545	$895
Purchases of property and equipment in accounts payable and accrued liabilities	$216	$57
Bonus settled in restricted stock units	$(49)	$—
Modification of warrant	$—	$36
Issuance of warrant with debt	$152	$—

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2020	2019
Product sales	$9,709	$9,199
Licensing, royalty, and other revenue	268	454
Total revenue	9,977	9,653
Cost of sales	4,759	4,480
Gross profit	5,218	5,173
Operating expenses:[1]
Research and development	2,513	3,271
General and administrative	2,976	2,913
Sales and marketing	912	1,270
Restructuring		782
Total operating expenses	6,401	8,236
Loss from operations	(1,183)	(3,063)
Interest expense	(164)	(180)
Other (expense) income, net	16	163
Loss before Income Taxes	(1,331)	(3,081)
Income tax expense	(260)
Net loss and comprehensive loss	$(1,591)	$(3,081)

Net loss per common share, basic and diluted	$(0.08)	$(0.18)
Weighted-average shares used to compute net loss per common share, basic and diluted	18,782,287	17,317,042

[1]Operating expenses include stock-based compensation as follows:
Research and development	$365	$768
General and administrative	822	137
Sales and marketing	148	167
Total stock-based compensation	$1,335	$1,072